BancTrust Financial Group, Inc.
100 Saint Joseph Street
Mobile, Alabama 36602

Telephone 251/431-7800

April 06, 2009

Dear Shareholders,

The 2009 Annual Meeting of BancTrust Financial Group, Inc. will be held at 10:30 a.m. on Thursday, May 14, 2009, at the company’s corporate offices located at 100 Saint Joseph Street, Mobile, Alabama 36602. The directors and officers join me in extending an invitation to you to attend the meeting.

Enclosed are the Secretary’s official Notice of Annual Meeting, a Proxy Statement and a Form of Proxy. Also enclosed is our 2008 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2008.

We hope very much that you will attend the meeting, but whether you plan to attend or not, we would appreciate you signing and returning the enclosed Proxy. Should you attend the meeting in person, the Proxy can be revoked at your request.

We sincerely appreciate your support and cooperation, and we earnestly solicit your continued help during 2009.

We look forward to seeing you on May 14, 2009, in Mobile.

Sincerely,

/s/ W. Bibb Lamar, Jr.
W. Bibb Lamar, Jr.
President and Chief Executive Officer

     Enclosures

This Proxy Statement is first being given or sent to shareholders on or about April 06, 2009.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
BancTrust Financial Group, Inc.

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the Annual Meeting of the Shareholders of BancTrust Financial Group, Inc. will be held at 100 Saint Joseph Street, Mobile, Alabama 36602 on Thursday, May 14, 2009, at 10:30 a.m. CDT for the purpose of considering and voting upon the following matters:

1.	Election of Directors. Election as directors of the 16 nominees named in the enclosed Proxy Statement.

2.	Advisory Vote on Executive Compensation. Advisory, non-binding, stockholder approval of executive compensation.

3.	Other Business. Transaction of such other business as may be brought before the meeting or any adjournment thereof. Management currently knows of no other business to be presented.

Only those holders of shares of common stock of record at the close of business on March 20, 2009, are entitled to notice and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 14, 2009. The 2009 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2008 are also available at www.eproxymaterials.com/btfg.

By Order of the Board of Directors,

/s/ F. Michael Johnson
F. Michael Johnson
Executive Vice President,
CFO and Secretary

Mobile, Alabama
April 6, 2009

NOTICE: YOUR PROXY FORM AND RETURN ENVELOPE ARE INSIDE THIS ENVELOPE.

BANCTRUST FINANCIAL GROUP, INC.
100 Saint Joseph Street, Mobile, Alabama 36602
PROXY STATEMENT
Annual Meeting, Thursday, May 14, 2009, 10:30 a.m. CDT

          This Proxy Statement and the enclosed Proxy are first being mailed on or about April 6, 2009, to shareholders of BancTrust Financial Group, Inc. (“BancTrust” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of BancTrust for use at the Annual Meeting of Shareholders on Thursday, May 14, 2009, to be held at 100 Saint Joseph Street, Mobile, Alabama 36602 and any adjournment thereof.

          BancTrust is the parent company and owner of 100% of the stock of BankTrust (the “Bank”), headquartered in Mobile, Alabama.

          IMPORTANT NOTICE regarding the availability of proxy materials for the annual meeting to be held on May 14, 2009:

          Our proxy statement and Annual Report to Shareholders for the year ended December 31, 2008 (which is not deemed to be part of the official proxy soliciting materials) are available for you to review at www.eproxymaterials.com/btfg.

VOTING SECURITIES

          As of the record date, March 20, 2009, there were 17,667,629 shares of BancTrust’s common stock outstanding and 50,000 shares of BancTrust’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) outstanding. Each share of common stock is entitled to one vote. The shares of Preferred Stock are not entitled to vote at the meeting

Security Ownership of Directors, Nominees, 5% Shareholders and Officers

          As of the record date there were no known 5% shareholders of BancTrust. The following chart reflects the number of shares of the Company’s common stock beneficially owned by (i) each director and nominee of BancTrust; (ii) each executive officer named in the Summary Compensation Table; and (iii) the directors and executive officers of BancTrust as a group. No director, nominee, or executive officer owns any shares of Preferred Stock.

Name	Number of Shares Owned[1]	Right to Acquire[2]	Total Beneficial Ownership	Percentage of Beneficial Ownership[3]

Tracy T. Conerly	11,062		11,062	0.06%
Stephen G. Crawford	174,100		174,100	0.99%
David C. De Laney	77,200		77,200	0.44%
Robert M. Dixon, Jr.	25,917		25,917	0.15%
James A. Faulkner	12,430		12,430	0.07%
Bruce C. Finley, Jr.	22,415	5,000	27,415	0.16%
Michael D. Fitzhugh	9,050	10,680	19,730	0.11%
Broox G. Garrett, Jr.	95,515	650	96,165	0.54%
Carol Gordy	4,136		4,136	0.02%
Barry Gritter	11,605		11,605	0.07%
W. Dwight Harrigan	244,514		244,514	1.38%
James M. Harrison, Jr.	33,584		33,584	0.19%
Clifton C. Inge, Jr.[4]	26,451		26,451	0.15%
F. Michael Johnson	42,190	11,180	53,370	0.30%
Kenneth S. Johnson[5]	77,874		77,874	0.44%
W. Bibb Lamar, Jr.	80,634	25,080	105,714	0.60%
John H. Lewis, Jr.	28,288		28,288	0.16%
Edward T. Livingston	12,226	15,000	27,226	0.15%
Harris V. Morrissette[4]	100,159	650	100,809	0.57%
J. Stephen Nelson[6]	40,000		40,000	0.23%
Paul D. Owens, Jr.	380,897	650	381,547	2.16%
Dennis A. Wallace	23,582		23,582	0.13%

All directors and executive officers as a group	1,533,830	68,890	1,602,721	9.07%

[1]	Includes shares of common stock for which the named person has sole voting and investment power, has shared voting and investment power with a spouse or children, holds in an IRA or other retirement plan program, or holds in our dividend reinvestment plan, unless otherwise indicated in these footnotes.

[2]	Includes shares of common stock that may be acquired upon the exercise of stock options that are or become exercisable within sixty days of the date of this proxy statement.

[3]	For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within sixty days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within sixty days, but that no other persons exercise any options. The calculations are based on 17,667,629 shares of common stock outstanding on March 20, 2009.

[4]	Mr. Inge and Mr. Morrissette are first cousins.

[5]	Mr. Johnson has pledged 47,100 shares for a bank loan with the Bank.

[6]	Mr. Nelson has pledged 34,000 shares for a bank loan.

Changes of Control

          There are no arrangements known to BancTrust at this time which may at a subsequent date result in a change of control of BancTrust.

          Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires that BancTrust’s directors and executive officers, and persons who own more than ten percent of BancTrust’s common stock,

file with the Securities and Exchange Commission reports related to their ownership and changes in ownership of common stock and other equity securities of BancTrust. Management believes, based solely upon information furnished to BancTrust and written representations that no other reports were required, that all persons subject to the reporting requirements of Section 16(a) during 2008 filed the reports on a timely basis except as follows:

Name	Date of Transaction	Number of Shares	Filing Date

Tracy T. Conerly	01/25/2008	317.86	01/31/2008

James A. Faulkner	01/25/2008	33.46	01/31/2008

Clifton C. Inge, Jr.	01/25/2008	62.74	01/31/2008

Harris V. Morrissette	01/25/2008	33.46	01/31/2008

Dennis A. Wallace	01/25/2008	33.46	01/31/2008

The January 25, 2008 filings for Ms. Conerly, Mr. Faulkner, Mr. Inge, Mr. Morrissette and Mr. Wallace were for purchases of our common stock made by the directors deferred compensation plan.

PROPOSAL 1

ELECTION OF DIRECTORS

Number and Term

          The Articles of Incorporation of BancTrust provide that the number of directors to be elected at the Annual Meeting will be fixed by resolution of the Board of Directors. The Board has adopted a resolution fixing at sixteen the number of directors to be elected at the 2009 Annual Meeting. The directors so elected will serve a term of one year.

Nominees

          The persons named below are the Board’s nominees for election as directors, and each has agreed to serve if elected.

Director Nominee	Age	Occupation	Terms as Director

Tracy T. Conerly	45	Partner, Carr Riggs & Ingram, LLC	3

Stephen G. Crawford	69	Member, Hand Arendall LLC	24

David C. De Laney	61	President, First Small Business Investment Company of Alabama	24

Robert M. Dixon, Jr.	47	President, M. C. Dixon Lumber Company	4

James A. Faulkner	64	Retired Director, Branch Banking & Trust, Co.	5

Broox G. Garrett, Jr.	60	Partner, Thompson, Garrett & Hines, LLP	16

Carol Gordy	58	Chairman and Chief Executive Officer, Natural Decorations, Inc.	0

Barry Gritter	67	Chief Executive Officer, Gulf City Body and Trailer Works, Inc.	0

James M. Harrison, Jr.	68	Board Certified Ophthalmologist, Premier Medical Eye Group	0

Clifton C. Inge, Jr.	45	Principal, Chairman and Chief Executive Officer, IPC Industries, Inc.	3

Kenneth S. Johnson	65	Owner, Radio Stations WNSP and WZEW	0

W. Bibb Lamar, Jr.	65	President and Chief Executive Officer, BancTrust Financial Group, Inc.	20

John H. Lewis, Jr.	67	Consultant, Lewis Communications	7

Harris V. Morrissette	49	President, China Doll Rice & Beans, Inc.	12

Paul D. Owens	63	Attorney	12

Dennis A. Wallace	59	Realtor, Baywood Realty	5

Tracy T. Conerly

A BancTrust director since 2006

Ms. Conerly, age 45, is a partner with Carr Riggs & Ingram, LLC, a certified public accounting firm. She has practiced accounting with that firm since 1990. She served as a director of our Florida subsidiary bank, from 2000 to 2008, when it was merged into our Alabama subsidiary, the Bank. Ms. Conerly serves as Chairperson of the Audit Committee. Ms. Conerly was elected as a director of the Bank in 2009.

Stephen G. Crawford

A BancTrust director since 1985

Mr. Crawford, age 69, served as General Counsel to BancTrust from July 2003 through December 2004 and has served as Chairman of the Executive Committee since 1992. He is also a member of the Hand Arendall LLC law firm, Mobile, Alabama, where he has practiced law since 1964. Mr. Crawford has been a director of the Bank since 1986 and served as a director of BancTrust Company, Inc., BancTrust’s subsidiary trust company, from 1998 until 2007, when it was merged into the Bank.

David C. De Laney

A BancTrust director since 1985

Mr. De Laney, age 61, is President of First Small Business Investment Company of Alabama, Mobile, Alabama, a provider of debt and equity financing to small businesses, a position he has held since 1978. Mr. De Laney has been a director of the Bank since 1986.

Robert M. Dixon, Jr.

A BancTrust director since 2005

Mr. Dixon, age 47, has been President of M.C. Dixon Lumber Company, Inc., Eufaula, Alabama, since 2003. From 1988-2003, Mr. Dixon served as Vice President of M.C. Dixon Lumber Company, Inc. Mr. Dixon was Chairman of the Board of BankTrust of Alabama, headquartered in Eufaula, Alabama, from January 2005, and a director from 2000, until its merger with the Bank in 2007. Mr. Dixon was elected as a director of the Bank in 2009.

James A. Faulkner

A BancTrust director since 2004

Mr. Faulkner, age 64, has served since 2000 as a director of Branch Banking & Trust, Co., Winston-Salem, North Carolina and as an advisory director of the Dahlonega, Georgia Board of Branch Banking & Trust, Co. of North Carolina. Previously Mr. Faulkner served as Vice Chairman (2000-2001) and CEO (1997-2000) of Century South Banks, Inc. From 2000 until its merger with BancTrust at the end of 2003, Mr. Faulkner served as a director of CommerceSouth, Inc. Mr. Faulkner was elected as a director of the Bank in 2009.

Broox G. Garrett, Jr.

A BancTrust director since 1993

Mr. Garrett, age 60, is an attorney and partner in the law firm of Thompson, Garrett and Hines, L.L.P., Brewton, Alabama, where he has been employed since 1973. Mr. Garrett served as a director of BankTrust, Brewton and its predecessor from 1983 until 2003, when it was merged into the Bank. He served as a director of BancTrust Company, Inc., BancTrust’s subsidiary trust company, from 1998 until 2007, when it was merged into the Bank. Mr. Garrett was elected as a director of the Bank in 2009.

Carol Gordy

A BancTrust director nominee

Ms. Gordy, age 58, is the Chairman and Chief Executive Officer of Natural Décorations, Inc., Brewton, Alabama, a manufacturer of high end fabric floral and botanical reproductions, where she has been employed since 1992. Ms. Gordy served as a director of BankTrust, Brewton from 1997 until 2004 when it merged into the Bank. She has served as a director of the Bank since 2004.

Barry Gritter

A BancTrust director nominee

Mr. Gritter, age 67, is the Chief Executive Officer of Gulf City Body and Trailer Works, Inc., Mobile, Alabama, a manufacturer of truck trailers and provider of automotive repair. He has held this for more than 20 years. Mr. Gritter has served as a director of the Bank since 1997.

James M. Harrison, Jr.

A BancTrust director nominee

Dr. Harrison, age 68, is a board certified ophthalmologist and shareholder of Premier Medical Eye Group, Mobile, Alabama. He has practiced medicine with Premier since 1972. Dr. Harrison has served as a director of the Bank since 1992.

Clifton C. Inge, Jr.

A BancTrust director since 2006

Mr. Inge, age 45, is a principal, Chairman and Chief Executive Officer of IPC Industries, Inc., a diversified holding company primarily focusing on investments in private equity, real estate development and timberland management, headquartered in Mobile, Alabama. Mr. Inge has served in such capacity since 1995. He has served as a director of the Bank since 2006.

Kenneth S. Johnson

A BancTrust director nominee

Mr. Johnson, age 65, is president and majority owner of .Com+, L.L.C which owns and operates WNSP-FM Radio, a sports radio station, and WZEW-FM Radio, both in Mobile, Alabama. Mr. Johnson is also the owner of Capital Broadcasting Corporation which leases radio tower sites and owns properties in Alabama, Texas and Tennessee. Mr. Johnson has served as a director of the Bank since 1985.

W. Bibb Lamar, Jr.

A BancTrust director since 1989

Mr. Lamar, age 65, has been President, Chief Executive Officer and a director of BancTrust since 1989 and Chairman of the Bank since 1998. He has also served since 1989 as Chief Executive Officer and a director of the Bank. Mr. Lamar was a director of BancTrust Company, Inc., BancTrust’s subsidiary trust company, from 1998 until 2007, when it was merged into the Bank. Mr. Lamar served as President of the Bank from 1989 through 1998.

John H. Lewis, Jr.

A BancTrust director since 2002

Mr. Lewis, age 67, served as President and Chairman of Lewis Communications, Inc., Mobile, Alabama, a full service advertising, marketing and public relations firm, from 1976 until his retirement in 2005. Since his retirement in 2005, Mr. Lewis has performed consulting services for Lewis Communications and has been a senior partner with Lewis & Associates, LLC. Lewis & Associates provides cost analysis and profit enhancement services for companies. Mr. Lewis served as a director of the Bank from 1993 until 2004. Mr. Lewis was elected as a director of the Bank in 2009.

Harris V. Morrissette

A BancTrust director since 1997

Mr. Morrissette, age 49, is president of China Doll Rice and Beans, Inc., Saraland, Alabama, a manufacturer and packager of specialty food products. He was Chief Executive Officer of Marshall Biscuit Company, Inc., Mobile, Alabama, a manufacturer and packager of frozen and specialty food products, from 1994 until the company was sold in 2007. He has also served as Chairman of Azalea Aviation, Inc., an airplane fueling and charter company, since 1993. Mr. Morrissette served as a director of the Bank from 1990 through April 2004. Mr. Morrissette is or has been a director of the following companies that file reports with the Securities and Exchange Commission: EnergySouth, Inc. until 2008 and The Williamsburg Investment Trust. Mr. Morrissette was elected as a director of the Bank in 2009.

Paul D. Owens, Jr.

A BancTrust director since 1997

Mr. Owens, age 63, is an attorney in the private practice of law in Brewton, Alabama, where he has practiced since 1970. Mr. Owens served as a director of the Bank from 1986 until 2004. Mr. Owens serves on the executive committee of T.R. Miller Mill Company and Cedar Creek Land and Timber, Inc. He is a managing member of Goodway Refining, LLC. Mr. Owens was elected as a director of the Bank in 2009.

Dennis A. Wallace

A BancTrust director since 2004

Mr. Wallace, age 59, served as Chairman of our Florida subsidiary bank from 2000 to 2008 when it was merged into our Alabama subsidiary, the Bank. Mr. Wallace is a licensed realtor with Baywood Realty, Santa Rosa Beach, Florida, a position he has held since 2003. From 1988 through 2000 Mr. Wallace was the owner of South Bay ACE Hardware & Lumber Co., Inc., Santa Rosa Beach, Florida. From 2000 until its merger with BancTrust at the end of 2003, Mr. Wallace served as a director of CommerceSouth, Inc. Mr. Wallace was elected as a director of the Bank in 2009.

          J. Stephen Nelson, Chairman of the Board and director of BancTrust since 1993 and W. Dwight Harrigan, a director of BancTrust since 1997, have reached the mandatory retirement age to serve as directors of the Company and are not standing for re-election. Mr. Nelson and Mr. Harrigan will retire from the board of directors at the Annual Meeting of Shareholders on May 14, 2009.

          The Board of Directors does not contemplate that any nominee named above will be unavailable for election. If vacancies occur unexpectedly, the shares covered by the Proxy will be voted for the Board’s substitute nominees, if any, or in such other manner as the Board of Directors deems advisable.

          The Articles of Incorporation and Bylaws of BancTrust permit the Board of Directors, between annual meetings of shareholders and subject to certain limits, to increase the membership of the Board and to fill any position so created and any vacancy otherwise occurring. The Bylaws provide that any new director so elected holds office until the next annual shareholders’ meeting.

The Board of Directors recommends a vote FOR Proposal 1 – the election of nominees named in the Proxy

DIRECTOR COMMITTEES AND ATTENDANCE

          The BancTrust Board of Directors held eight meetings during 2008. The Board has the following standing committees: Strategic Advisory (formerly Executive), Corporate Governance and Nominating, Asset Liability, Audit, Compensation and Loan. The following chart sets forth the membership of each of the standing committees in 2008 and includes the committees on which the new nominees will serve when elected.

Director	Strategic Advisory	Corporate Governance & Nominating	Asset Liability Committee	Audit	Compensation	Loan

Tracy T. Conerly				Chairman

Stephen G. Crawford [1]	Chairman				X

David C. De Laney	X		X	X		X

Robert M. Dixon, Jr.		X

James A. Faulkner				X	X

Broox G. Garrett, Jr. [2]

Carol F. Gordy [1]		X

Barry Gritter [1,2]						X

W. Dwight Harrigan		X

James M. Harrison, Jr. [1]		X

Clifton C. Inge, Jr.	X		X	X		X

Kenneth S. Johnson [1]						X

W. Bibb Lamar, Jr.	X		X			X

John H. Lewis, Jr.		X			X

Harris V. Morrissette	X	Chairman		X	X

J. Stephen Nelson	X

Paul D. Owens, Jr.	X					X

Dennis A. Wallace	X		X		Chairman	X

[1]	Stephen G. Crawford, Carol F. Gordy, Barry E. Gritter, James M. Harrison, Jr. and Kenneth S. Johnson serve on the Audit Committee of the Bank

[2]	Broox G. Garrett, Jr. and Barry E. Gritter serve on the Trust Committee of the Bank.

          The Strategic Advisory Committee met five times during 2008. The Corporate Governance and Nominating Committee met three times during 2008. The Asset Liability Committee met four times during 2008. The Audit Committee met six times during 2008. The Compensation Committee met five times during 2008. The Loan Committee met seventeen times during 2008.

          Seven directors attended the BancTrust’s 2008 Annual Meeting of Shareholders. Directors are invited to, but are not required to, attend the Company’s annual meeting.

          Directors Conerly, Crawford, De Laney, Dixon, Faulkner, Garret, Inge, Lamar, Lewis, Morrissette, Owens and Wallace serve as directors of the Bank. Director nominees, Gordy, Gritter, Harrison and Johnson serve as directors of the Bank. The Strategic Advisory, Asset Liability, Loan, Compensation and Corporate Governance and Nominating Committees of the Company’s Board of Directors also serve as the standing committees of the Bank. The Bank has its own Audit Committee and a Trust Committee.

          No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

          The charters of our Audit Committee, Corporate Governance & Nominating Committee and Compensation Committee are available on our web site at www.banktrustonline.com by following the “Investor Relations” tab and then clicking on “Corporate Governance”.

          Nominating Committee and Board Composition

          Pursuant to its charter, which was filed as Appendix A to our 2006 proxy statement and is available on the Company’s website, the Corporate Governance and Nominating Committee’s responsibilities include recommending to the Board of Directors the appropriate size of the Board, its structure and operations of the various committees; identifying and reviewing individuals believed to be qualified to become members of the Board; considering matters that relate to the Company’s director retirement policy; recommending Board committee assignments and committee chairs; assisting the Board in its evaluation of the independence of the Company’s directors in accordance with applicable legal and regulatory requirements; developing and recommending to the Board a set of corporate governance policies, practices and guidelines appropriate to the Company and reviewing such policies, practices and guidelines at least annually and recommending changes as necessary; serving as a resource for the evaluation process of the Board, its committees and management, as appropriate; preparing and reviewing with the Board an annual self-evaluation of the Committee; annually reviewing and assessing the adequacy of the Corporate Governance and Nominating Committee Charter; and performing any other duties or responsibilities expressly delegated to the Committee by the Board of Directors.

          In evaluating incumbent directors as potential nominees for reelection, the Committee reviews the directors’ qualifications, independence, attendance record and committee participation. In evaluating candidates to fill vacancies, the Committee reviews the recommendations of other directors and management. In nominating candidates, the Committee considers and assesses issues and factors that the Committee and the Board deem appropriate, including an individual’s integrity, education, business experience, accounting and financial expertise, age, diversity, reputation, civic and community relationships and knowledge and experience in matters impacting financial institutions such as the Company. Although not required by the Articles of Incorporation or Bylaws, the Committee feels that share ownership is an important factor in evaluating director nominees. The Committee will also consider recommendations by the Company’s shareholders of qualified director candidates for possible nomination to the Board. The Company’s Amended and Restated Articles of Incorporation state that shareholder nominations shall be in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than thirty days nor more than sixty days prior to the date of the meeting at which directors will be elected. Each notice given by a shareholder with respect to nominations for the election of directors shall set forth: (i) the name, age, business address, and if known, residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of the stock of the Company which are beneficially owned by each such nominee. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Company.

          All of the members of this Committee meet the requirements for independence set forth in the listing standards of the Nasdaq Stock Market.

          The Corporate Governance and Nominating Committee is required to report the information elicited by its activities to the Board of Directors and, where appropriate, its recommendations for action by the Board of Directors, at its next meeting subsequent to that of the Committee.

          The nominations of the directors standing for reelection at the 2009 Annual Meeting and the nominations for the four director nominees standing for election were based on the recommendation of the Corporate Governance and Nominating Committee and were approved unanimously by the Board of Directors, including independent directors. BancTrust did not pay any fees to any third parties to identify, evaluate or assist in identifying or evaluating potential nominees.

Director Independence

          Of BancTrust’s 16 director nominees only Mr. Lamar does not meet the requirements for independence as set forth in the listing standards of the Nasdaq Stock Market.

          In the process of evaluating the independence of directors, the Corporate Governance and Nominating Committee considered all relevant transactions, relationships and arrangements. Specifically, the Committee considered transactions and relationships of the following categories or types:

          •     All of the directors either individually or through an affiliated entity, have a customer relationship with the Bank, such as deposit, brokerage, trust, loans or other financial services, that are on terms and conditions not more favorable than those afforded by the subsidiary banks to other similarly situated customers.

          •     Directors Crawford and Garrett are attorneys in law firms which provide legal services to the Company. Mr. Crawford is a member of the Hand Arendall LLC law firm, which serves as counsel for BancTrust and the Bank. Mr. Garrett is a partner in the law firm of Thompson, Garrett & Hines, L.L.P. which serves as counsel for the Bank branches in Brewton and the trust department. Payments to these firms for services in the current or any of the past three fiscal years have not exceeded 5% of the recipient’s consolidated gross revenues or $200,000, whichever was more.

          In each case the Committee concluded that the transaction or relationship does not rise to the level that it could reasonably be deemed to impair the director’s exercise of independent judgment and autonomy in carrying out the duties and responsibilities of a director.

Compensation Committee

          Pursuant to its charter, which was filed as Appendix A to our 2007 proxy statement and is available on the Company’s website, the Board has delegated certain authority to the Compensation Committee to assist the Board in fulfilling its oversight responsibilities by reviewing, approving and recommending to the Board of Directors compensation packages and benefits and administering the compensation program of the Company. The Board has retained approval authority related to the compensation programs of the Company.

          The Compensation Committee is comprised solely of non-employee directors who meet the independence requirements set forth in the listing standards of the Nasdaq Stock Market. It has the authority to retain, at the Company’s expense, and to terminate compensation consultants and other advisors to assist it in fulfilling its responsibilities. In 2008, the Compensation Committee was composed of four BancTrust directors. John H. Lewis, Jr. was, pursuant to the recommendation of the Corporate Governance and Nominating Committee, appointed to the Compensation Committee by the Board of Directors in 2009. Mr. Faulkner served as the Chairperson of the Compensation Committee until 2009 when Mr. Wallace was appointed to succeed him. Mr. Faulkner remains a member of the Compensation Committee.

          The Compensation Committee may delegate to its Chairperson such power and authority as the Committee deems to be appropriate, except when such power and authority is required by law to be exercised by the whole Committee or by a subcommittee consisting of one or more Committee members, which the Committee has the authority to form and delegate to. The Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of Chief Executive Officer compensation and to approve the consultant’s fees and other retention terms. The Compensation Committee did not engage a compensation consultant for 2008 and has not engaged a compensation consultant for 2009 to assess executive compensation.

          The Committee reviews and approves the Company’s goals and objectives relevant to Chief Executive Officer and executive officer compensation, evaluates the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and recommends to the full board the Chief Executive Officer’s and other executive officers’ compensation levels based on its evaluation. The Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to the Chief Executive Officer and executive officers at comparable companies and the awards given to the Chief Executive Officer and executive officers in past years when determining the long-term component of the Chief Executive Officer’s compensation. The Committee makes recommendations to the Board with respect to incentive compensation plans, equity-based plans and other compensatory plans.

          The Committee held five meetings in 2008. During the course of the year, the Committee discussed with the Board of Directors and senior management the Company’s overall philosophy and objectives regarding executive compensation. The Company’s compensation program for its executive officers was constructed with that philosophy and those objectives in mind.

Report of the Audit Committee

          Pursuant to its charter which was included as Appendix A to the Company’s 2008 Proxy Statement and is available on the Company’s website, the Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders, the systems of internal controls which management and the Board of Directors have established and the audit process. The Audit Committee has adopted procedures for handling complaints regarding accounting or auditing matters, including procedures for the confidential, anonymous submission by employees of related concerns. The Audit Committee has reviewed the requirements of its charter and has complied with the requirements. The Audit Committee met six times during 2008.

          Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. The Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee reviewed and discussed with management the audited financial statements for BancTrust as of and for the year ended December 31, 2008, as well as the representations of management and the opinion of Dixon Hughes, LLP, BancTrust’s independent auditor, regarding BancTrust’s internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act. It discussed with BancTrust’s internal auditors and independent auditors the overall scope and plans for their respective audits. It discussed with BancTrust’s internal auditors and Dixon Hughes, with and without management present, the results of their examinations, the evaluation of BancTrust’s internal controls, management’s representations regarding internal controls over financial reporting, and the overall quality of BancTrust’s financial reporting. It discussed with Dixon Hughes the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Auditing Standards Board of the American Institute of Certified Public Accountants.

          The Audit Committee received and reviewed the written disclosures and the letter from Dixon Hughes, as required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has considered and discussed with Dixon Hughes its independence.

          Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in BancTrust’s Annual Report on Form 10-K for the year ended December 31, 2008.

          In 2008, the Audit Committee was composed of five BancTrust directors. Each committee member met the requirements for independence set forth in the Audit Committee Charter and in the listing standards of the Nasdaq Stock Market for the year 2008. The Board of Directors has determined that each member of the Audit Committee possesses the attributes of an audit committee financial expert. The Board has named Tracy Conerly as its designated audit committee financial expert.

Submitted by,
Tracy T. Conerly, Chairman
David C. De Laney
James A. Faulkner
Clifton C. Inge, Jr.
Harris V. Morrissette

Code of Ethics

          BancTrust has a Code of Ethics that applies to each director, officer and employee of BancTrust and its affiliates. BancTrust will furnish a copy of its Code of Ethics to any person without charge upon request. The Code of Ethics is available on the Company’s corporate website, www.banktrustonline.com by following the “Investor Relations” tab and then clicking on “Corporate Governance”. Requests for the Code of Ethics must be submitted in writing to the Corporate Secretary at the address listed below:

F. Michael Johnson
BancTrust Financial Group, Inc.
P. O. Box 3067
Mobile, AL 36652

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

          On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law. ARRA revised Section 111(e) of the Emergency Economic Stabilization Act (“ESSA”) to require any recipient of funds in the Troubled Assets Relief Program (the “TARP”), such as BancTrust, to permit a separate non-binding shareholder vote at its annual meeting to approve the compensation of executives.

          Under the ARRA, your vote is advisory and will not be binding upon our Board of Directors. However, the Compensation Committee, may, in its sole discretion take into account the outcome of the vote when considering future executive compensation arrangements.

          We have traditionally focused our compensation packages for the senior executive officers on competitive base salaries comparable to the median of our peer group, annual incentive compensation based on company performance and long-term equity incentive compensation. We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosures which follow it. We are also required, in many cases, to disclose in the executive compensation tables accounting or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.

The Board of Directors recommends a vote FOR Proposal 2 - Advisory Vote on Executive
Compensation.

EXECUTIVE OFFICERS

          The following table reflects certain information concerning the executive officers of BancTrust. Each such officer holds his office(s) until the first meeting of the Board of Directors following the annual meeting of shareholders each year, or until a successor is chosen, subject to removal at any time by the Board of Directors. Except as otherwise indicated, no family relationships exist among the executive officers and directors of BancTrust, and no such officer holds his office(s) by virtue of any arrangement or understanding between him and any other person except the Board of Directors.

Name, Age and Office(s) with BancTrust	Other Positions with BancTrust

J. Stephen Nelson – age 70[1] Chairman (since 1993)	Director (since 1993)

W. Bibb Lamar, Jr. – age 65[2] President and CEO (since 1989)	Director (since 1989)

F. Michael Johnson – age 63[3] CFO (since 1993), Executive Vice President and Secretary (since 1985)	None

Michael D. Fitzhugh – age 60[4] Executive Vice President (since 2004)	None

Bruce C. Finley, Jr. – age 61[5] Executive Vice President and Senior Loan Officer (since 2004)	None

Edward T. Livingston – age 62[6] Executive Vice President	None

[1]	Chairman (1993-May, 2009). Director (1998-2007), BancTrust Company. Previously: Chairman, (1993-2003), Chief Executive Officer (1984-2003), and Director (1979-2003), BankTrust, Brewton, which merged into the Bank in 2003.

[2]	Chief Executive Officer and Director, since 1989, and Chairman, since 1998, the Bank; Director (1998-2007), BancTrust Company, Inc.. Previously: President (1989-1998), the Bank.

[3]	Executive Vice President and Cashier, since 1986, the Bank.

[4]	Florida Division President, since 2008, the Bank. Director and Executive Vice President, since 1998, the Bank. Previously: President and Chief Executive Officer (2005-2008), BankTrust, Florida; Chief Operating Officer (1998-2005), the Bank.

[5]	Executive Vice President, since 1998, the Bank. Previously: Senior Loan Officer (1998-2003), the Bank.

[6]	Central Division President, since 2007, the Bank. Previously: Brewton Market President (2002-2007), the Bank.

EXECUTIVE COMPENSATION

Management’s Compensation Discussion and Analysis

          Compensation Philosophy

          We have strived to design and implement our compensation programs to attract, retain and motivate our officers, employees and directors by offering attractive and competitive compensation elements and amounts. We provide compensation programs aimed at rewarding production and at fostering loyalty to the Company, without rewarding excessive risk-taking activities. We balance these goals against our need to be cost effective and to maximize the return to our shareholders. We accomplish these goals with a combination of salary and employee benefits, equity and non-equity incentive programs, and post-employment benefits.

          Compensation Objectives

          To be competitive, we seek to provide salaries, benefits and long-term incentives comparable to the median of those provided by other banking companies of our general size and success in our peer group. We find it difficult to quantify variables among our peer group, and therefore, we have historically believed that the median is the best measure.

          We believe we have been able to assemble a team of effective and productive officers and employees in part because of our compensation system. We use our compensation programs to retain our employees and attract additional talent when needed.

          Executive officer compensation typically has consisted of a combination of current compensation, in the form of base salary and annual incentive cash bonus, and long-term compensation, in the form of equity awards and retirement benefits, as well as certain perquisites. We believe that our short-term compensation programs are important in attracting and motivating our officers and employees. Our long-term compensation programs are aimed at retention. They are designed to encourage our officers and employees to consider our Company as their lifetime career employer.

          We have taken important steps over the past two years to limit executive compensation and to ensure compensation is commensurate with the Company’s performance.

▪

In 2008, well prior to the enactment of EESA, the announcement of the Capital Purchase Program, or the enactment of the ARRA, the Compensation Committee determined that no annual performance-based incentive compensation for the year would be paid to a senior executive officer because of the severe downturn in our coastal markets, difficulties in our loan portfolio and overall weak financial performance in 2007 and early 2008.

▪

In 2008, no annual incentive compensation plan was adopted and no performance-based goals were established for our senior executive officers. Previously, these goals were focused primarily on asset growth and profitability. The Compensation Committee believed it was prudent for senior management’s focus in 2008 to remain on improving asset quality and protecting the Company’s capital base and believed that performance-based incentive goals related to asset growth and profitability may distract the senior executive officers from this focus. In early 2009, the Compensation Committee again recommended and the Board agreed that no non equity incentive compensation would be paid for performance in 2008 to the senior executive officers.

▪

The Compensation Committee has not adopted and does not intend to adopt an annual incentive compensation plan for the senior executive officers in 2009, unless the Company’s financial performance significantly improves.

▪

The Company has not awarded equity compensation to any senior executive officer since January of 2007 and has not adopted any long-term equity incentive compensation plan related to the senior executive officers.

▪

The Compensation Committee has made no recommendation for annual base salary increases in 2009 and does not intend to recommend annual base salary increases for the senior executive officers in 2009, unless the Company’s financial performance significantly improves.

We believe that our compensation policies and procedures are reasonable in comparison to our peer group and appropriate in light of our financial performance in 2008. At this time, the compensation standards under EESA, as amended by ARRA, have not been fully developed, therefore, the impact of ARRA on our executive compensation arrangements cannot be fully determined.

          Base Salary

          Base salary is intended to be competitive and is generally comparable to the median of those paid by other banking companies of our general size and success in our market. The Compensation Committee annually reviews and approves all executive officer salaries. The Chief Executive Officer participates in evaluating the performance of other named executives and recommends adjustments to the Compensation Committee. The Committee reviews the performance of the Chief Executive Officer and establishes, subject to Board approval, his base salary. Consideration of salary adjustments, if any, is driven by market factors, employee performance, competition for similarly talented people in our markets and peer group and other analysis.

          For 2008, the Compensation Committee did not engage a compensation consultant to assist in evaluating executive compensation. It reviewed management’s performance, the Company’s performance, and market and economic conditions of the financial industry. The Compensation Committee recommended to the Board and the Board of Directors approved the annual base salaries for the senior executive officers in 2008.

          Non-Equity Incentive Compensation

          Annual performance-based incentives are designed and granted to provide competitive cash bonuses based on Company and individual performance. The cash incentive bonus program is established through an annual management incentive compensation plan approved by the Compensation Committee, subject to final approval of the Board of Directors. Target incentive goals are typically based on a combination of overall Company performance and individual performance goals.

          The Compensation Committee made the decision in 2008 that no annual performance-based incentive goals for 2009 would be established for the senior executive officers. In previous years, these goals were primarily focused on asset growth and profitability. The Company has experienced a severe downturn in its coastal markets, difficulties in its loan portfolio and overall weak financial performance, and therefore, the Compensation Committee believed it was prudent for management’s focus to remain on improving asset quality and protecting the Company’s capital base. The Compensation Committee continued to monitor our Company’s trends and the overall economic stability of our industry throughout 2008. In early 2009, the Compensation Committee recommended, and the Board agreed, that no annual non-equity incentive compensation would be paid to the senior executive officers for performance in 2008 and that no annual officer incentive compensation plans would be established for the senior executive officers in 2009.

          Equity Incentive Compensation Plan

          The Board of Directors, with input from the Compensation Committee, administers the Company’s 2001 Incentive Compensation Plan, which was approved by our shareholders. It was adopted with the stated goal of promoting the long-term success of the Company and its subsidiaries through the provision of financial incentives to directors and key employees who are in positions to make significant contributions to the performance of the Company. Directors and key employees are eligible to participate. Awards may be made under this plan in the form of qualified stock options or non-qualified stock options, stock appreciation rights (SARs) and restricted stock. The Board considers the nature of the services rendered by the employee or director, the employee’s or director’s potential contribution to the long-term success of the Company and its subsidiaries and other factors it deems relevant in awarding grants. The Chief Executive Officer may make recommendations to the Committee or Board concerning the grant of options, SARs or restricted stock under the 2001 Incentive Compensation Plan. Originally 250,000 shares were reserved for issuance under this plan. In 2007, our shareholders voted to increase the number of shares reserved for issuance under this plan by 250,000 to 500,000, and 265,468 shares are currently available for issuance.

          The Board on the recommendation of the Compensation Committee awarded 36,000 shares of restricted common stock during 2008 in an effort to motivate and retain key officers during the difficult business environment we are operating in. Of the 36,000 shares issued, none were issued to the senior executive officers. We do not currently have a policy concerning the adjustment of awards if the Company’s financial statements are later materially restated.

          Long-Term Equity Incentive Compensation Plan

          We do not currently have a long-term equity incentive compensation plan.

          Equity Awards Grant Policy

          For awards made under the 2001 Incentive Compensation Plan, the date of grant is the date of Board approval. We do not back-date stock options, stock appreciation rights or restricted stock. It has been our intention that any option granted, unless specifically stated in the option agreement, is treated for all purposes as an incentive stock option under Section 422 of the Internal Revenue Code of 1986. The option price per share is the fair market value of the common stock on the date the option was granted. Fair market value means the average of the highest and lowest selling price on the Nasdaq Stock Market on the date of grant. We have not issued stock options in several years. Our recent equity awards have been in the form of restricted stock. The restricted stock price per share is the fair market value of the common stock on the date the restricted stock was granted. Fair market value of the common stock means the closing price of our common stock on the Nasdaq Stock Market on the date of grant. We do not currently have a policy concerning the adjustment of awards if the Company’s financial statements are later materially restated.

          Retirement Plans

          We maintain pension, savings and profit sharing plans for all eligible employee participants. The Compensation Committee does not exercise discretion over the nature or amount of payments from these plans.

          Only employees hired before January 1, 2003, are eligible to participate in the Company’s defined benefit pension plan. No employees hired or rehired after December 31, 2002 are eligible for participation in the pension plan except employees employed by Peoples BancTrust Company, Inc. and its subsidiary bank, the Peoples Bank and Trust Company prior to its merger with the Company and the closing of and merger of the Peoples BancTrust Company defined benefit pension plan into the Company’s defined benefit pension plan.

          The pension plan provides generally for a monthly benefit commencing at age 65 equal to one twelfth of one percent of the employee’s average yearly compensation over the five consecutive calendar years during the last ten calendar years when the employee’s compensation was highest, multiplied by years of credited service, not to exceed forty years. Average yearly compensation is defined as wages, salary, bonus, commissions, overtime and any other special compensation. Alternative plan formulas may apply to certain participants who participated in predecessor pension plans, including Mr. Lamar, Mr. Johnson and Mr. Finley. These alternative formulas may result in a greater benefit to the participant. Generally, the applicable formula can not be determined until retirement.

          The alternative plans include The Bank of Mobile Pension Plan in effect as of December 31, 1994, the First National Bank Employee’s Pension Plan in effect as of December 31, 1994 and the Peoples BancTrust Company, Inc. Pension Plan in effect as of October 15, 2007. Benefits under The Bank of Mobile Pension Plan provide for a monthly benefit commencing at age 65 equal to one percent of the employee’s average monthly base compensation during the highest sixty consecutive months out of the 120 months preceding retirement, plus .65% of average monthly base compensation in excess of $833.33, multiplied by years of credited service, not to exceed thirty years. Employee’s average monthly base compensation is determined by dividing the annual wages, salary, bonus, commissions, overtime and other special compensation by twelve. Joint and survivor benefits would be less. Social Security benefits do not affect payment made under The Bank of Mobile Plan. The First National Bank Employee’s Pension Plan provides for an annual benefit commencing at age 65 equal to 1.5% of the final coverage compensation multiplied by years of service. Final coverage compensation is defined as earnings, including wages, salary, bonus, commissions, overtime and any other special compensation over the five consecutive calendar years out of the last ten consecutive years that produce the highest average. Joint and survivor benefits would be less. Benefits under the Peoples BancTrust Company, Inc. Pension Plan provide for a monthly single life annuity equal to 1.00% of final average monthly compensation multiplied times years of credited service, plus .65% of final average monthly compensation in excess of Covered Compensation (as defined by the plan) times years of credited service (up to 35 years). Participants in the Peoples BancTrust Company, Inc. Pension Plan age 55 or older with 10 years of vesting service may retire prior to age 65 with a reduced benefit. New or rehired employees beginning employment after August 21, 2007, the date of plan closing, are not eligible to participate in the plan.

          The Bank maintains a Supplemental Executive Retirement Plan designed to supplement the benefits payable under the Company’s pension plan described above for certain key employees selected by the Bank’s Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment by the Bank, and the Supplemental Plan is designed to afford the participant the same pension he or she would receive under the Company’s pension plan if he or she were given years of service credit as if employed by the Bank for his or her entire banking career, reduced by benefits actually payable to the employee under the Company’s pension plan and any retirement benefit payable to the employee under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner. Because the Supplemental Plan is intended to complement benefits otherwise available to the participants, the exact amounts to be paid, if any, to any participant, including Mr. Lamar, Mr. Johnson and Mr. Finley, can not be determined until retirement or disability. While the exact amounts to be paid, if any, to any participant is not known until retirement, we recognized a liability related to the projected benefit obligation in 2008 based on what we believe are reasonable assumptions.

          We maintain the BancTrust Financial Group, Inc. Employee Savings & Profit Sharing Plan. Subject to certain vesting and eligibility requirements, all of our employees are permitted to participate in this plan. An eligible employee may defer up to 75% of his or her pay into the plan, not to exceed the maximum allowed under Section 402(g) of the Internal Revenue Code and not to exceed the maximum allowed under Sections 401(k), 404 and 415 of the Code. We make a matching contribution as follows: $1.00 for $1.00 on the first 2%, $0.75 for $1.00 on the next 2% and $0.50 for $1.00 on the next 2%. For example, if an employee defers 6% of pay, that employee would receive a 4.5% matching contribution. The Board of Directors may approve an annual profit-sharing contribution to this plan if certain performance measures are met. The performance measures typically involve the achievement of a predetermined return on average assets or attaining budgeted income. At the beginning of each year our Board of Directors sets the profit-sharing goal, and, at the end of the year, the Board of Directors determines the amount of the profit-sharing contribution, if any, to be made. The profit-sharing contribution is allocated to each eligible employee based on an individual compensation to total participant compensation ratio.

          We maintain the Peoples BancTrust Company, Inc. 401(K) Plan that was created by Peoples BancTrust Company, Inc. and its subsidiary bank, the Peoples Bank and Trust Company, prior to their acquisition by the Company. Subject to certain vesting and eligibility requirements, the employees of Peoples BancTrust Company, Inc. and its subsidiary bank, the Peoples Bank and Trust Company prior to the acquisition and new or rehired employees beginning employment after October 15, 2007 and working in a location that was formerly a location of Peoples BancTrust Company, Inc. or Peoples Bank and Trust Company, are permitted to participate in this plan. An eligible employee may defer up to 75% of his or her pay into the plan, not to exceed the maximum allowed under Section 402(g) of the Internal Revenue Code and not to exceed the maximum allowed under Sections 401(k), 404 and 415 of the Code. We make a matching contribution as follows: $.25 for $1.00 for the first 6% of pay contributed by the participant. Contributions vest as follows: 25% in the second year, 50% in the third year, 75% in the fourth year. Employees are fully vested after five years. At the beginning of each year our Board of Directors sets the profit-sharing goal, and, at the end of the year, the Board of Directors determines the amount of the profit-sharing contribution, if any, to be made. The profit-sharing contribution is allocated to each eligible employee based on an individual compensation to total participant compensation ratio. The profit-sharing portion of this plan vests at 100% after three years.

          Modifications to Plans to Comply with Section 409A

          Section 409A of the Internal Revenue Code of 1986 was enacted in 2004 with the final compliance deadline extended to December 31, 2008. In general, Section 409A applies to all arrangements providing for deferred compensation in which an employee receives a legally binding right to compensation in one year but is not in actual or constructive receipt of income until a later year. If the arrangement is not in compliance with Section 409A, the service provider must include the deferred compensation in income in the year in which the legally binding right arises, rather than the year in which it is paid. In addition, the service provider will be subject to a 20% additional tax and could be subject to an underpayment interest penalty if Section 409A is not complied with. We enter into various arrangements with our senior executive officers, directors and employees which provide for deferred compensation as defined by the guidelines of Section 409A. We conducted an extensive review of our plans and amended some of them, prior to year end, to be compliant with the requirements of 409A. The amended plans included the annual management incentive plan, the equity incentive compensation plan, the supplemental executive retirement plan, our change in control agreements and the directors deferred compensation plan.

          Certain Other Benefits

          In addition to salaries, bonus opportunities, equity awards and retirement benefits, we provide to our executive officers, including the Chief Executive Officer, certain other benefits to assist the executive in performing his duties and to help us remain competitive in our ability to hire talented employees. These perquisites consist of a company automobile, certain club memberships and the payment of dues for those clubs, and, in the case of Mr. Fitzhugh, a housing allowance. The Compensation Committee periodically reviews perquisites made available to our executive officers, including the Chief Executive Officer, to ensure that such perquisites are in line with market practice.

          Additional Post-Employment Benefits

          Our senior executive officers, Mr. Lamar, Mr. Johnson, Mr. Fitzhugh, Mr. Finley and Mr. Livingston signed new change in control agreements which were effective January 1, 2009. These agreements replace similar agreements that terminated on December 31, 2008. The Board of Directors believes that if the Company or one of its affiliates becomes subject to any proposed or threatened change in control transaction, it is imperative that we be able to rely upon our executives to remain in their positions and to provide advice and management to the Company and its shareholders without the distraction of personal uncertainties and risks created in such an environment.

          These agreements are designed to retain our executives pending a change of control transaction. The agreements effective January 1, 2009 provide that if an executive is terminated other than for cause at any time within two years following a change of control, or if he resigns within 120 days following a material reduction in the executive’s base salary from his base salary immediately prior to the change in control; a reduction in the executive’s annual compensation paid by the Company as reported by the Company on Form W-2, such that the executive’s W-2 compensation is materially less than the average of the executive’s annual W-2 compensation from the Company for the three most recently completed years prior to the change in control; or a material change in the geographic location which the executive performs his services without the executive’s consent, he will be entitled to receive a cash payment equal to three times his annualized compensation (for Mr. Lamar, Mr. Johnson, Mr. Fitzhugh and Mr. Finley) and two times his annualized compensation (for Mr. Livingston) based upon the annual rate of pay for services provided to the Company for the executive’s taxable year preceding the executive’s taxable year in which the termination occurs, not to exceed the highest amount that can be paid without triggering excise taxes or penalties under the Internal Revenue Code. Provided however, that the executive must provide the Company notice of the occurrence of such event within 90 days after the occurrence of such event, and the Company shall have 30 days thereafter to remedy the condition. Annualized compensation is defined as amounts earned by the executive for personal service rendered to his employer and its affiliates as reported on Treasury Department form W-2, including bonuses, and excluding moving and education expenses, income included under Section 79 of the Internal Revenue Code of 1986, as amended, and income imputed to the executive from personal use of employer-owned automobiles and employer-paid club dues. Earnings do not include any income attributable to grants of and dividends on shares awarded under our equity incentive compensation plans.

          The Company shall reimburse the executive for COBRA premiums paid by the executive, not reimbursed by a third party and allowable as a deduction under Section 213 of the Internal Revenue Code during executive’s applicable COBRA continuation period as permitted by Section 409A of the Internal Revenue Code. During such period, if the executive enters into the employ of another company or firm which provides medical insurance coverage, the Company’s reimbursement shall cease.

          The change of control agreements contain the following nonsolicitation covenants. The executive has agreed for a period of twelve months following the termination of his employment which results in the executive being granted the rights and benefits set forth in the agreement that he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, whether as a consultant, independent contractor, employee, owner, partner, joint venturer or otherwise, solicit, contact, attempt to divert or appropriate any person or entity: who was a customer or account of the Company or subsidiary of the Company; a potential customer or account of the Company or its subsidiaries, at any time during the six month period prior to the covered transaction; or an employee of the Company or its subsidiaries to leave employment with the Company or its subsidiaries.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards[1]	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings[2]	All Other Compensation[3]		Total

W. Bibb Lamar, Jr.
President and Chief	2008	$350,000			$99,760	$31,029		$480,789
Executive Officer	2007	350,000			135,827	39,737		525,564
(Principal Executive Officer)	2006	325,000	$108,425	$104,000	116,804	39,216		693,445

F. Michael Johnson	2008	$178,000			$54,618	$24,690		$257,308
Chief Financial Officer	2007	178,000			164,150	26,659		368,809
(Principal Financial Officer)	2006	170,000		$40,800	106,008	28,890		345,698

Michael D. Fitzhugh	2008	$188,000			$14,912	$42,270	[4]	$245,182
Executive Vice President	2007	188,000			32,142	46,979	[4]	267,121
	2006	180,000		31,779	19,906	49,380	[4]	281,065

Bruce C. Finley, Jr.	2008	$165,000			$48,356	$23,556		$236,912
Senior Vice President	2007	145,000			99,362	16,482		260,844
	2006	135,000		27,000	70,650	21,183		253,833

Edward T. Livingston[5]	2008	$175,000			$22,439	$19,553		$216,992
Executive Vice President	2007	145,000		23,563	19,155	19,058		206,776

[1]	Stock based on market value of $21.68 on date of issue.

[2]	Change in pension value only.

[3]	Other compensation includes dividends paid on unvested restricted common stock, certain dues and club memberships, the Company’s matching of contributions to the 401(k) plan, taxable life insurance, and the taxable amounts for use of Company-owned automobiles. Company matching of 401(k) plan contributions were $13,374 for Mr. Lamar, $8,010 for Mr. Johnson, $8,460 for Mr. Fitzhugh, $7,000 for Mr. Finley and $8,485 for Mr. Livingston in 2008 and $16,882.82 for Mr. Lamar, $9,846 for Mr. Johnson, $9,890 for Mr. Fitzhugh, $7,740 for Mr. Finley and $7,882 for Mr. Livingston in 2007 and $16,007 for Mr. Lamar, $10,117 for Mr. Johnson, $10,523 for Mr. Fitzhugh and $7,262 for Mr. Finley for 2006.

[4]	Mr. Fitzhugh was paid $26,400 annually in 2006 and in 2007 and $24,000 in 2008 as a housing allowance due to relocation.

[5]	Mr. Livingston was not a senior executive officer in 2006.

          For a description of how the senior executive officers’ Incentive Plan Compensation was determined, see Non-Equity Incentive Compensation in “Management’s Compensation Discussion and Analysis” above.

Outstanding Equity Awards at 2008 Fiscal Year End

Outstanding Equity Awards at 2008 Fiscal Year End

	Option Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Expiration Date	Grant Date	Stock That Has Not Vested[1]	Market Value of Shares[2] That Have Not Vested

W. Bibb Lamar, Jr.	07/21/2004	10,000	$17.23	07/21/2014	01/24/2007	5,000	$73,800
	02/20/2001	10,080	11.31	02/20/2011	01/18/2006	8,000	118,080
	01/19/2000	5,000	11.91	01/19/2010
	01/19/1999	10,000	15.63	01/19/2009

F. Michael Johnson	07/21/2004	4,000	$17.23	07/21/2014	01/18/2006	4,000	$59,040
	02/20/2001	5,180	11.31	02/20/2011
	01/19/2000	2,000	11.91	01/19/2010
	01/19/1999	6,000	15.63	01/19/2009

Michael D. Fitzhugh	07/21/2004	4,000	$17.23	07/21/2014	01/18/2006	4,000	$59,040
	02/20/2001	5,180	11.31	02/20/2011
	01/19/2000	1,500	11.91	01/19/2010

Bruce C. Finley, Jr.	07/21/2004	4,000	$17.23	07/21/2014	01/18/2006	2,000	$29,520
	01/18/2000	1,000	11.91	01/18/2010

Edward T. Livingston	03/17/2004	10,000	$17.19	03/17/2014	01/18/2006	1,000	$14,760
	01/28/2003	5,000	11.68	01/28/2013

1 Unvested restricted stock vests three years from the date of grant. Shares granted on 01/18/2006 will vest on 01/18/2009, and shares granted on 01/24/2007 will vest on 01/24/2010.

2 Based on closing price of $14.76 on December 31, 2008.

2008 Option Exercises and Stock Vested

	Stock Awards

	Number of Shares	Value Realized on
Name	That Vested	Vesting[1]

W. Bibb Lamar, Jr.	6,000	$69,240
F. Michael Johnson	3,000	34,620
Michael D. Fitzhugh	3,000	34,620
Bruce C. Finley, Jr.	1,000	11,540
Edward T. Livingston	1,000	11,540

1. Value based on common stock closing price of $11.54 on the date of vesting, January 19, 2008.

2008 Pension Benefit Table

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During the Last Fiscal Year

W. Bibb Lamar, Jr.	Retirement Plan for Employees of
	BancTrust Financial Group, Inc.	20	$721,570	$0.00
	Bank Supplemental Plan	40	308,076	$0.00
	Total		$1,029,646	$0.00

F. Michael Johnson	Retirement Plan for Employees of
	BancTrust Financial Group, Inc.	23	$671,333	$0.00
	Bank Supplemental Plan	34	159,251	$0.00
	Total		$830,584	$0.00

Michael D. Fitzhugh	Retirement Plan for Employees of
	BancTrust Financial Group, Inc.	10	$145,103	$0.00

Bruce C. Finley, Jr.	Retirement Plan for Employees of
	BancTrust Financial Group, Inc.	20	$379,166	$0.00
	Bank Supplemental Plan	33	90,049	$0.00
	Total		$469,215	$0.00

Edward T. Livingston	Retirement Plan for Employees of
	BancTrust Financial Group, Inc.	6	$88,346	$0.00

          The present value of accumulated benefit was determined using a 5.9% discount rate, the RP-2000 Combined Mortality Table, the greater of normal retirement age or age on the evaluation date and no incidence of disability.

          The Retirement Plan for Employees of BancTrust Financial Group, Inc. provides generally for a monthly benefit commencing at age 65 equal to one twelfth of one percent of the employee’s average yearly compensation over the five consecutive calendar years during the last ten calendar years when the employee’s compensation was highest, multiplied by years of credited service, not to exceed forty years. Average yearly compensation is defined as wages, salary, bonus, commissions, overtime and any other special compensation. Alternative plan formulas may apply to certain participants who participated in predecessor pension plans, including Mr. Lamar, Mr. Johnson and Mr. Finley. These alternative formulas may result in a greater benefit to the participant. Generally, the applicable formula cannot be determined until retirement.

          The alternative plans include The Bank of Mobile Pension Plan in effect as of December 31, 1994, and the First National Bank Employee’s Pension Plan in effect as of December 31, 1994, and the Peoples BancTrust Company, Inc. Pension Plan. Benefits under The Bank of Mobile Pension Plan provide for a monthly benefit commencing at age 65 equal to one percent of the employee’s average monthly base compensation during the highest sixty consecutive months out of the 120 months preceding retirement, plus .65% of average monthly base compensation in excess of $833.33, multiplied by years of credited service, not to exceed thirty years. Employee’s average monthly base compensation is determined by dividing the annual wages, salary, bonus, commissions, overtime and other special compensation by twelve. Alternative plan formulas, in some situations, might produce a greater benefit. Joint and survivor benefits would be less. Social Security benefits do not affect payment made under The Bank of Mobile Pension Plan. Benefits under the First National Bank Employee’s Pension Plan provide for an annual benefit commencing at age 65 equal to 1.5% of the final coverage compensation multiplied by years of service. Final coverage compensation is defined as earnings, including wages, salary, bonus, commissions, overtime and any other special compensation over the five consecutive calendar years out of the last ten consecutive years that produces the highest average. Joint and survivor benefits would be less. Benefits under the Peoples BancTrust Company, Inc. Pension Plan provide for a monthly single life annuity equal to 1.00% of final average monthly compensation multiplied times years of credited service, plus .65% of final average monthly compensation in excess of Covered Compensation (as defined by the plan) times years of credited service (up to 35 years). Participants in the Peoples BancTrust Company, Inc. Pension Plan age 55 or older with 10 years of vesting service may retire prior to age 65 with a reduced benefit. New or rehired employees beginning employment after August 21, 2007, the date of plan closing, are not eligible to participate in the plan.

          The Bank maintains a Supplemental Executive Retirement Plan designed to supplement the benefits payable under the Company’s pension plan described above for certain key employees selected by the Bank’s Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment by the Bank, and the Supplemental Plan is designed to afford the participant the same pension he would receive under the Company’s pension plan if he were given years of service credit as if employed by the Bank for his entire banking career, reduced by benefits actually payable to him under the Company’s pension plan and any retirement benefit payable to him under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner. Because the Supplemental Plan is intended to complement benefits otherwise available to the participants, the exact amounts to be paid, if any, to any participant, including Mr. Lamar, Mr. Johnson and Mr. Finley, cannot be determined until retirement or disability. Mr. Fitzhugh and Mr. Livingston do not participate in this plan. In 2008, we recognized a liability, based on what we believe were reasonable estimates, related to this plan.

Other Potential Post-Employment Payments

          Upon resignation without cause or termination for cause, a senior executive officer is not entitled to any payment or benefit beyond those afforded to employees upon termination or resignation. Salaries would be paid through the date of resignation or termination, payable on the next regularly scheduled pay date. Insurance and other special benefits would terminate on the date of resignation or termination. Employees are advised to their benefits under COBRA continuation coverage. Unvested restricted stock would be forfeited. Exercisable stock options would be forfeited upon termination or resignation if not exercised prior to the effective date of the resignation. Non-equity incentive compensation would not be paid if termination or resignation is prior to the date payment is made by the Company.

          Involuntary terminations, due to consolidations, acquisitions, mergers, realignments, reorganizations, or other business related changes, may result in the Company providing compensation to employees during the transition period, including the senior executive officers, who are being involuntarily terminated. Severance pay is designed to provide assistance in bridging any unemployment period, not as a reward for past service. Employees, including the senior executive officers, whose termination qualifies as a qualifying termination under our severance policy, will be notified sixty days in advance of the elimination or reduction of a job position. Qualifying terminations include job elimination, reduction-in-force, acquisition or merger (not divestiture) and reorganization or realignment. For qualifying terminations, any regular full-time and regular part-time employee, including the senior executive officers, of the Company or its subsidiaries will be paid two weeks per full anniversary year of service subject to certain minimum and maximum levels for the employees pay grade level. Severance pay is computed on the basis of current base compensation and is paid in a lump sum, minus applicable taxes in accordance with IRS Code 409A. The maximum amount of severance to be paid to any officer or non-officer of the Company is 52 weeks, unless the employee has previously entered into a different severance agreement with the Company. For senior executive officers whose position is eliminated under a triggering event as defined in the executive’s change in control agreement, the senior executive officer would be compensated as defined by the change in control agreement and not through severance benefits.

          Upon normal retirement, the executive officer is entitled to receive his defined benefit pension obligation and pro rata vested restricted stock shares. Pension benefits may be paid in a lump sum under certain circumstances. The executive may also receive all or a pro rata short-term incentive payment if approved by the Board of Directors. Options held may be exercised within ninety days of retirement by the executive. In the case of Mr. Lamar, Mr. Johnson and Mr. Finley, the officer may also be entitled to retirement benefits payable under a non qualified supplemental executive retirement plan.

          Assuming a normal retirement age and retirement at December 31, 2008, the named executives would have been entitled to the following in addition to their defined benefit pension plan and supplemental retirement plan where applicable:

Name	Value of Pro Rata Vested Restricted Stock Shares[1]	Value Realized on Exercise of Stock Options[2]

W. Bibb Lamar, Jr.	$147,190	$49,026

F. Michael Johnson	57,400	23,571

Michael D. Fitzhugh	57,400	22,146

Bruce C. Finley, Jr.	28,700	2,850

Edward T. Livingston	14,350	14,760

1 Value based on closing price of $14.76 as of December 31, 2008.

2 Value based on closing price of $14.76 as of December 31, 2008, and strike price of in-the money, exercisable options.

          Upon permanent disability, the executive officer is entitled to receive long-term disability benefits and pro rata vested restricted stock shares. Our disability plan allows a monthly benefit for a permanently disabled employee until the employee reaches age 65 or normal retirement age. An employees who become permanently disabled, upon or after reaching age 65, receives a the monthly disability benefit for a reduced period, not to exceed 60 months. The monthly benefit for the senior executive officers is $10,000. The term of payment is dependent upon the executive’s age at the time of permanent disability. The executive may also receive all or a pro rata short-term incentive payment if approved by the Board of Directors. Options held may be exercised within 12 months of the permanent disability date.

          Assuming permanent disability at December 31, 2008, the named executives would have been entitled to the following:

Name	Monthly Long Term Disability Payment[1]	Maximum Benefit Period[2]	Value of Pro Rata Vested Restricted Stock Shares[3]	Value Realized on Exercise of Stock Options[4]

W. Bibb Lamar, Jr.	10,000	30	$147,190	$49,026

F. Michael Johnson	10,000	36	57,400	23,571

Michael D. Fitzhugh	10,000	61	57,400	22,146

Bruce C. Finley, Jr.	10,000	60	28,700	2,850

Edward T. Livingston	10,000	42	14,350	15,400

[1] Monthly benefits are payable until age 65 or normal retirement age, whichever is later. Normal retirement age is social security normal retirement age.

[2] Maximum benefit period is based on the employees age at disability and is reported as total months payable.

[3] Value based on closing price of $14.76 on December 31, 2008.

[4] Value based on closing price of $14.76 on December 31, 2008, and strike price of exercisable options.

          Upon death, the executive officer’s estate is entitled to receive Company provided life insurance benefits and pro rata vested restricted stock shares. Life insurance proceeds may be increased if death is due to an accident while traveling or is caused by an accident. The executive may also receive a full or pro rata short-term incentive payment if approved by the Board of Directors. Options held may be exercised within 12 months of the date of death.

          Assuming a December 31, 2008, date of death, the named executives’ estates would have been entitled to the following:

Name	Life Insurance Proceeds	Value of Pro Rata Vested Restricted Stock Shares[1]	Value Realized on Exercise of Stock Options[2]

W. Bibb Lamar, Jr.	$250,000	$147,190	$49,026

F. Michael Johnson	250,000	57,400	23,571

Michael D. Fitzhugh	250,000	57,400	22,146

Bruce C. Finley, Jr.	250,000	28,700	2,850

Edward T. Livingston	250,000	14,350	15,400

[1] Value based on closing price of $14.76 on December 31, 2008.

[2] Value based on closing price of $14.76 on December 31, 2008, and strike price of exercisable options.

          Effective January 1, 2009, the Company entered into new change in control compensation agreements with its senior executive officers. These agreements replaced similar agreements that terminated on December 31, 2008 between the senior executive officers and either the Company or the subsidiary bank that employs the officer (the “Employer”). The change in control compensation agreements effective on December 31, 2008 contain the following terms. For a description of the new change in control agreements, see “Additional Post-Employment Benefits” above. A change in control under the agreements is defined to be a merger, consolidation, or other corporate reorganization of the Employer if the Employer fails to survive, disposition of the Employer by the Company, the beneficial ownership by one person or a closely related group of persons of as much as 40% of the outstanding voting stock of the Company, unless acquisition of stock resulting in such ownership by such person or related group had been approved in advance by the Board of Directors of the Employer or the Company, or as may otherwise be defined by the Board of Directors from time to time. In the case of certain triggering events following a change in control, the senior executive officers are entitled to receive payment in cash in the amount of two times or three times, depending on the executive, the average annual earnings of the executive, during the most recent three fiscal periods. If the amount exceeds limits provided in the then existing provisions of the Internal Revenue Code for the imposition of tax penalties on such payments, the amount will be reduced to the highest amount allowed to avoid such penalties. During the two-year or three-year severance pay period, if applicable under the terms of its benefit plans existing at the time of termination, the executive will continue to be covered by the life insurance, medical insurance and accident and disability insurance plans of the Company. A triggering event includes the Executive’s termination by the Company at any time within two years following a change in control or resignation by the executive following the occurrence of any of the following events: the assignment of the Executive to any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status immediately preceding the change in control, or a change in the Executive’s reporting responsibilities or titles in effect at such time, in either case resulting in reduction of his responsibilities or position; or the reduction of the Executive’s annual compensation; or the transfer of the Executive to a location requiring a change in his residence or a material increase in the amount of travel normally required of the Executive in his employment.

          Unvested restricted stock vests immediately upon a change in control. A change in control is defined, under the Company’s 2001 Incentive Compensation Plan, as any exchange of the outstanding shares of common stock, in connection with a merger, consolidation, or other reorganization of or involving the Company, or the sale by the Company of all or a portion of its assets, for a different number or class of shares of stock or other securities of the Company or shares of the stock or other securities of any other corporation. The Company must give thirty days written notice of a change in control to allow for the exercise of outstanding options. Options that are not exercisable immediately prior to the change in control will become exercisable upon the change in control. Non-equity incentive compensation may be awarded either in full or pro rata with approval by the Board of Directors.

          Assuming a change in control, followed by a triggering event, as of December 31, 2008, under and based on the previous change in control compensation agreements effective for December 31, 2008, the named executives would have been entitled to the following:

Name	Cash Severance	Insurance and Other Special Benefits[1]	Time-based Equity Acceleration Value[2]	Total Change In Control[3]	Value of Equity Awards[4]

W. Bibb Lamar, Jr.	$1,162,990	$69,194	$10,215	$1,083,581	$191,880

F. Michael Johnson	547,967	40,503	47	507,417	59,040

Michael D. Fitzhugh	561,973	20,589	47	541,336	59,040

Bruce C. Finley, Jr.	411,752	28,566	24	383,162	29,520

Edward T. Livingston	268,143	9,266	12	258,865	14,760

          1 Includes two years continued Company vehicle usage and club memberships for Mr. Lamar and two years continued Company vehicle usage for the other executives. Includes medical, dental, life insurance and disability coverage continuation for two years for each executive. For Mr. Lamar, Mr. Johnson, and Mr. Finley, the amount includes $40,000, $20,000 and $15,000 in additional supplemental retirement benefit.

          2 Value of time-based unvested restricted stock under Section 280G of the Internal Revenue Code and based on closing price of $14.76 on December 31, 2008.

          3 Sum of annualized compensation, total perquisite value, total welfare value, additional SERP value, and time-based equity acceleration value.

          4 Value of equity awards vesting at Change in Control, based on $14.76 stock price.

There is no material difference between the total cash severance or value of equity awards under the new change in control compensation agreements effective January 1, 2009 and the previous agreements.

Director Compensation

Director	Fees Paid in Cash	Fees Deferred[3]	All Other Compensation[4]	Total

Tracy T. Conerly		$35,187	$3,200	$38,387

Stephen G. Crawford	$19,900		9,200	29,100

David C. De Laney	25,000		12,350	37,350

Robert M. Dixon, Jr.		33,946	1,800	35,746

James A. Faulkner		42,196		42,196

Broox G. Garrett, Jr.[1]		27,036		27,036

Carol F. Gordy[2]			8,800	8,800

Barry W. Gritter[2]			15,350	15,350

W. Dwight Harrigan	18,000			18,000

James M. Harrison, Jr.[2]		4,864	9,200	14,064

Clifton C. Inge, Jr.		35,676	11,450	47,126

Kenneth S. Johnson[2]			13,750	13,750

John H. Lewis, Jr.		26,103		26,103

Harris V. Morrissette[1]		37,384		37,384

J. Stephen Nelson	17,050			17,050

Paul D. Owens, Jr.[1]	19,825			19,825

Dennis A. Wallace	22,500	4,886	7,200	34,586

          1 The aggregate number of options held by all directors outstanding at year end was 1,950.

          2 Director nominees Gordy, Gritter, Harrison and Johnson did not serve on the BancTrust Board of Directors during 2008.

          3  Amount includes unrealized gains on director deferred compensation plans which were $15,512 for Ms. Conerly; $15,946 for Mr. Dixon; $21,696 for Mr. Faulkner; $9,836 for Mr. Garrett; $4,864 for Dr. Harrison; $11,226 for Mr. Inge; $9,353 for Mr. Lewis; $13,184 for Mr. Morrissette and $4,886 for Mr. Wallace.

          4  Fees paid for Board and Committee attendance for our Directors serving on boards or committees of the Bank.

          In 2008, our directors received an annual retainer of $10,300, $750 for each Board meeting attended, and $400 for each Committee meeting attended. Attendance at a Board or Committee meeting by phone is paid at 50% of the applicable fee. The members of the Board who also served on the Trust Committee of the Bank received $300 per meeting. The Audit Committee Chairman and the Compensation Committee Chairman received an additional retainer of $1,500. Additional fees have at times been paid to Committee members for multi-day meetings and the consideration of extraordinary transactions that require considerably more meeting or preparation time than what is usually expected. We offer to our directors the BancTrust Financial Group, Inc., Directors Deferred Compensation Plan which allows participating directors to defer their director fees and receive in lieu thereof the right to receive Company stock. The plan is a nonqualified deferred compensation plan. Directors Conerly, Dixon, Faulkner, Garrett, Inge, Harrison, Lewis, Morrissette and Wallace participated in the plan in 2008. Directors Dixon, Garrett, Inge, Morrissette and Wallace are still participating in the plan in 2009. All other compensation includes fees for Board and Committee attendance for our directors serving on Boards or Committees of the Bank.

Compensation Committee Interlocks and Insider Participation

          The Compensation Committee members are Messrs. Faulkner, Crawford, Lewis, Morrissette and Wallace. Except for Mr. Crawford, who was employed from August 2003 until December 2004 as BancTrust’s general counsel, no officer or employee or former officer or employee of BancTrust or any of its subsidiaries is a member of the Compensation Committee. Mr. Crawford was appointed to the Compensation Committee in January of 2008, following a determination that he meets the applicable requirements for independence. Mr. Lewis was appointed to the compensation committee in 2009.

Report of Compensation Committee of the Board of Directors

          In 2007, we engaged Mercer, a human resources consulting firm, as our compensation consultant to develop a long term equity incentive compensation plan. In early 2008, the compensation consultant presented an updated long-term equity incentive plan strategy and recommendations report. In considering the consultant’s recommendations, we recognized that no single form of award was likely to accomplish all objectives of the plan, and thus, considered adopting a plan that offered both restricted stock and stock options as forms of equity incentive compensation. Under the plan we considered, we would have been responsible for determining whether the preferred method of goal achievement for a specific employee would be performance based or serviced based. After consideration of the consultant’s recommendation, we made no recommendation to adopt and the Board did not approve any long-term incentive compensation plan.

          Participation in the Capital Purchase Program, under the Troubled Asset Relief Program, the Emergency Economic Stabilization Act of 2008 and the American Reinvestment and Recovery Act of 2009.

          The Company entered into a Securities Purchase Agreement with the United States Treasury, whereby the United States Treasury purchased preferred stock and received warrants to purchase common stock in the Company through the Capital Purchase Plan of the Troubled Asset Relief Program (“TARP”). Under the terms of the Capital Purchase Program, the Company is required to comply with section 111(b) of the Emergency Economic Stabilization Act of 2008 (“EESA”) as revised by the American Reinvestment and Recovery Act of 2009 (“ARRA”), which imposes certain limits on the executive compensation practices of participants in the Capital Purchase Program for so long as the Treasury holds any of the Company’s preferred stock or warrants.

          Section 111 of EESA, as amended by ARRA, now provides that as long as we have preferred stock outstanding with the Treasury, we are subject to standards established by the Secretary of the Treasury and the provisions of Section 162(m)(5) of the Internal Revenue Code of 1986, as applicable. The burden is placed on the Secretary of the Treasury to establish, and requires each TARP funds recipient to meet, appropriate standards for executive compensation and corporate governance. The standards must include the following:

▪	Limits on executive compensation that exclude incentives that encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

▪

A provision for the recovery by the Company of any bonus, retention award, or incentive compensation paid to a senior executive officer and any of the next 20 most highly compensated employees of the Company based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

▪

A prohibition on the Company making any severance payment to a senior executive officer or any of the next 5 most highly compensated employees of the Company other than payments for services performed or benefits accrued.

▪

A prohibition on the Company paying or accruing any bonus, retention award, or incentive compensation to any senior executive officer or any of the next 20 most highly compensated employees of the Company. This prohibition is subject to limited exceptions, including an exception for the payment of long-term restricted stock by the Company, provided that such long-term restricted stock does not fully vest until after the Treasury’s preferred stock has been redeemed; the restricted stock has a value not greater than one-third of the total amount of annual compensation of the employee receiving the stock; and the restricted stock is subject to such other terms and conditions as the Secretary of the Treasury may determine are in the public interest.

▪	A prohibition on implementing any compensation plan that would encourage manipulation of the reported earnings of the Company to enhance compensation of any of its employees.

▪

A requirement that the Company establish a board compensation committee composed of independent directors that meets at least semiannually. All of the members of the Compensation Committee meet the requirements of independence.

▪

A prohibition against the Company taking a tax deduction for annual compensation in excess of $500,000. A requirement that the Board of Directors implement and maintain a Company-wide policy regarding excessive or luxury expenditures, as identified by the Secretary of the Treasury, which may include excessive expenditures on entertainment and events; office and facility renovations; aviation or other transportation service; or other activities or events that are reasonable for staff development, reasonable performance incentives, or other similar measures conducted in the normal course of our business operations.

          We intend to fully comply with the standards for executive compensation and corporate governance as they are established by the Treasury.

          Revised Section 111 also requires the Company to submit for a nonbinding shareholder vote, at our annual or other meeting of shareholders, approval of the compensation of our senior executive officers. The Company has complied with this requirement and has included this vote as “Proposal 2 - Advisory Vote on Executive Compensation.”

          We are required to review our incentive compensation plans and arrangements with our senior risk officer to identify and limit objectives that could result in a senior executive officer taking unnecessary and excessive risks that could threaten the value of the Company. We reviewed the compensation and incentive arrangements of the five senior executive officers of the Company with our senior risk officer who provided his professional opinion that our executive compensation arrangements do not encourage the senior executive officers to take unnecessary or excessive risks that threaten the value of the Company.

          Each of our senior executive officers entered into a letter agreement with the Company for the purpose of amending his compensation, bonus, incentive, and other benefit plans, arrangements and agreements in order to comply with executive compensation and corporate governance requirements of Section 111(b) of the EESA.

          We will continue to review and comply with our responsibilities with respect to our senior executive officers under EESA and ARRA and to review and assess our responsibilities related to the senior executive officers until the United States Treasury no longer owns our preferred stock issued under the Capital Purchase Program.

          The Compensation Committee of the Board of Directors of BancTrust Financial Group, Inc. has reviewed and discussed Management’s Compensation Discussion and Analysis with management. Based on our review and discussions, we recommended to the Board of Directors that Management’s Compensation Discussion and Analysis be included in BancTrust’s Proxy Statement for its 2009 Annual Meeting and in its Annual Report on Form 10-K for the year ended December 31, 2008.

Dennis A. Wallace, Chairman
Stephen G. Crawford
James A. Faulker
John H. Lewis, Jr.
Harris V. Morrissette

CERTAIN TRANSACTIONS AND MATTERS

          Some of the directors, executive officers and nominees for election as directors of BancTrust, as well as firms and companies with which they are associated, are and have been customers of the Bank and as such have had banking transactions, including loans and commitments to loan, with the Bank during 2008. These loans and commitments to loan, including loans and commitments outstanding at any time during the period, were made in the ordinary course of business on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of Bank management, did not involve more than the normal risk of collectability or present other unfavorable factors.

          Stephen G. Crawford, a director and nominee and a temporary employee and executive officer of BancTrust from August 2003 until December 31, 2004, is a member of the Hand Arendall LLC law firm, which serves as counsel for BancTrust and its subsidiaries. Hand Arendall LLC is appointed as general counsel to the Company on an annual basis by the Board of Directors. In 2008, the Company paid Hand Arendall LLC $367,815 for services rendered in 2008.

          Broox G. Garrett, Jr., a director and nominee, is a partner in the law firm of Thompson, Garrett & Hines, L.L.P., which serves as counsel for the Bank branches and the trust department in Brewton. The Company did not pay any material amounts to Thompson, Garret & Hines, L.L.P. in 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

          On May 7, 2008, the Audit Committee dismissed KPMG effective upon completion of its review of the quarterly report on Form 10-Q for the first quarter of 2008.

          The audit reports of KPMG on the consolidated financial statements for the years ended December 31, 2007 and December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, and the reports were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

          “As discussed in note 1 to the consolidated financial statements, effective January 1, 2007, the Company changed its method of accounting for uncertainties in income taxes, effective January 1, 2006, its method of accounting for share-based payment and evaluating prior year misstatements, and effective December 31, 2006, its method of accounting for defined benefit pension plans.”

          The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

          “The Company acquired Peoples Bank & Trust Company, Inc. (Peoples) on October 15, 2007. Total assets of Peoples at the acquisition date totaled $999 million. Management excluded People’s internal control over financial reporting from it’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Peoples.”

          During the years ended December 31, 2007 and December 31, 2006, and through May 7, 2008, there were no disagreements with KPMG on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in its reports on the consolidated financial statements for such years. During the years ended December 31, 2007 and December 31, 2006, and through May 7, 2008, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K.

          We requested proposals for the audit of our 2008 financial statements from several independent registered public accounting firms and met with several firms who submitted proposals. On May 19, 2008, the Audit Committee appointed Dixon Hughes PLLC (“Dixon Hughes”) as our independent registered public accounting firm and principal accountants to audit the consolidated financial statements for the year ending December 31, 2008.

          During the years ended December 31, 2006 and December 31, 2007 and through May 19, 2008, we did not consult with Dixon Hughes regarding either the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on the financial statements; or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) and related instructions of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

          No independent registered accounting firm has been selected for 2009. Our contract with Dixon Hughes was a one year contract. We anticipate that the Audit Committee will select Dixon Hughes as our independent registered public accounting firm and principal accountants for 2009.

Audit and Non-Audit Fees

          The following table presents fees for professional audit services rendered by Dixon Hughes for the audit of BancTrust’s Annual Financial Statements for the year end December 31, 2008, and fees billed for other services rendered by Dixon Hughes during the period. The table also presents fees for professional audit services rendered by KPMG for the audit of BancTrust’s Annual Financial Statements for the year end December 31, 2007, and fees billed for other services rendered by KPMG during the period.

	2008[1]	2007[2]

Audit Fees	$399,900	$450,000

Audit-Related Fees	900	29,054

Tax Fees	0	0

All Other Fees	0	0

Total	$400,800	$479,054

1.	$79,750 in audit and audit-related fees were paid to KPMG LLP in 2008 in connection with the first quarter review procedures, audit planning prior to dismissal and consents to be filed with registration statements and the Company’s annual report on Form 10-K and are not included in the table.

2.	All fees for 2007 were paid to KPMG LLP.

          Audit fees consisted of audit work performed relating to the audit of consolidated financial statements and internal controls relating to financial reporting, quarterly reviews, consents, attest services required by statute or regulation (FDICIA report) and review of 1933 Act registration statements. Audit-related fees consisted primarily of accounting consultations. Tax fees consisted principally of tax consultation and preparation of tax returns. All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of Dixon Hughes’ or KPMG’s, as applicable, independence.

          The Audit Committee pre-approves, by resolution, the type and amount of audit, audit-related, tax and all other services to be performed by the Company’s independent auditor. The term of such approvals is for 12 months from the date of pre-approval, unless otherwise specified. The Audit Committee Chairman has the authority to approve the engagement of the independent auditor to provide non-audit-related services as permitted to the extent that such non-audit services are not pre-approved as set forth by the Committee’s policy, and if the engagement is less than $10,000. The Chairman reports, for informational purposes only, any pre-approval of non-audit services under the Company’s pre-approval policy at the Audit Committee’s next scheduled meeting after approval.

          Dixon Hughes will have representatives present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

PROPOSAL 3

OTHER MATTERS

          Management currently does not know of any other matters to be presented at the meeting.

VOTING PROCEDURES

          If a Proxy in the form enclosed is executed properly and is returned before the meeting, the shares represented thereby will be voted in accordance with the directions given in that Proxy. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions herein contained, “For” the Board of Directors’ nominees in the election of directors. If any other matter is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors. At any time prior to its exercise, a Proxy may be revoked by written notice or a subsequently dated Proxy delivered to the Secretary of BancTrust.

          Solicitation of proxies will be made initially by mail. In addition, proxies may be solicited in person or by telephone by directors, officers and other employees of BancTrust and its subsidiaries. The cost of printing, assembling, and mailing this Proxy Statement and related material furnished to shareholders and all other expenses of solicitation, including the expenses of brokers, custodians, nominees and other fiduciaries who, at the request of BancTrust, mail material to or otherwise communicate with beneficial owners of shares held by them, will be borne by BancTrust.

          The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the meeting. Once a quorum is established: (i) directors must be elected by a majority of the votes cast; and (ii) any other action to be taken generally must be approved by votes cast in favor in excess of votes cast against. Abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as present for purposes of determining whether there is a quorum at the meeting. Nasdaq rules provide that brokers and nominees cannot vote the shares that they hold on behalf of other people either for or against certain matters without specific instructions from the person who beneficially owns those shares. Abstentions and broker non-votes are not counted in determining the number of shares voted for or withheld in the election of directors.

Dissenter’s Rights

          Shareholders have no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the meeting.

Communications Between Shareholders and the Board of Directors

          Pursuant to a policy of BancTrust’s Board of Directors, shareholders wishing to communicate with BancTrust’s Board of Directors, either individually or as a group, should address correspondence in care of: Secretary, BancTrust Financial Group, Inc., 100 St. Joseph Street, Mobile, Alabama 36602. The communication will be forwarded to the individual board member or to the entire Board as appropriate. Shareholders may also contact the Board of Directors through the internet at http://investor.banktrustonline.com/contactboard.cfm.

Shareholder Proposals

          Shareholder proposals intended to be submitted for consideration at the 2010 Annual Meeting of the Shareholders of BancTrust must be submitted in writing to and received by the Secretary of BancTrust not later than December 9, 2009, to be included in BancTrust’s Proxy Statement and form of Proxy relating to that meeting. The named proxies for the 2010 annual meeting will have discretionary voting authority with respect to any shareholder proposal not received in writing by February 20, 2010, and they will exercise their authority in accordance with the recommendations of BancTrust’s Board of Directors.

F. Michael Johnson
Executive Vice President,
CFO and Secretary

Enclosures
April 6, 2009

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BANCTRUST FINANCIAL GROUP, INC.		For	With- hold	For All Except

Proxy for Annual Meeting of Shareholders,		1. Election of Directors. Tracy T. Conerly Stephen G. Crawford David C. De Laney Robert M. Dixon, Jr. James A. Faulkner Broox G. Garrett, Jr. Carol F. Gordy Barry E. Gritter James M. Harrison, Jr.
May 14, 2009

Solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of BancTrust Financial Group, Inc., do hereby nominate, constitute, and appoint Dan Britton and Robert B. Doyle, III, and each of them, with full power to act alone, my true and lawful attorneys and proxies, with full power of substitution, for me and in my name, place, and stead, to vote all of the Common Stock of BancTrust Financial Group, Inc. standing in my name on its books on March 20, 2009, at the Annual Meeting of its shareholders to be held at 100 Saint Joseph St., Mobile, Alabama, on May 14, 2009, at 10:30 a.m. CDT, and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said attorneys and proxies all discretionary authority permitted by applicable law and regulations, as follows:

Clifton C. Inge, Jr. Kenneth S. Johnson W. Bibb Lamar, Jr. John H. Lewis, Jr. Harris V. Morrissette Paul D. Owens, Jr. Dennis A. Wallace
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. Advisory Vote on Executive Compensation. Advisory, non-binding, Stockholder approval of executive compensation
		For	Against		Abstain

3. Other Business. Transaction of such other business as may be brought before the meeting or any adjournment thereof. Management currently knows of no other business to be presented.

If properly executed and returned, the shares represented by this Proxy will be voted in accordance with the directions given herein. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions contained in the Board of Directors’ Proxy Statement dated April 6, 2009, “FOR” the Board’s nominees in the Election of Directors and “FOR” the advisory vote on executive compensation. If any other business is presented at the meeting the shares will be voted in accordance with the recommendations of the Board of Directors.

This Proxy may be revoked at any time prior to its exercise by delivery of written notice or a subsequently dated Proxy to the Secretary of BancTrust Financial Group, Inc.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

+	+

Detach above card, sign, date and mail in postage paid envelope provided.

BANCTRUST FINANCIAL GROUP, INC.

Please date, sign and mail this Proxy in the envelope provided.
Postage not necessary if mailed in the United States.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.